Exhibit 99.1

National Vision Holdings, Inc. Reports Third Quarter 2020 Financial Results

•Net revenue increased 12.4% to $485.4 million
•Comparable store sales growth of 11.6%; Adjusted Comparable Store Sales Growth of 12.4%
•Net income increased 2,860% to $35.3 million; Diluted EPS increased 2,782% to $0.42
•Adjusted EBITDA increased 89.3% to $88.1 million
•Adjusted Operating Income increased 160% to $67.7 million
•Adjusted Diluted EPS increased 226% to $0.54
•Cash balance of $377 million
•Reinstates Fiscal 2020 Outlook

Duluth, Ga. -- November 5, 2020 -- National Vision Holdings, Inc. (NASDAQ: EYE) (“National Vision” or the “Company”) today reported its financial results for the third quarter ended September 26, 2020.
“The National Vision team delivered an exceptionally strong Q3—establishing a new record for quarterly profit for our three years as a public company,” stated Reade Fahs, chief executive officer. “And our Q3 comps were clearly the best I’ve witnessed since joining National Vision 18 years ago. We also opened 18 stores, including our 1,200th location, as we continued to build market share. These results reinforce our belief that our affordable eye care and eyewear offerings have become even more important since the pandemic arrived.”
Mr. Fahs concluded, “I would like to thank the 2,000-plus affiliated optometrists and over 12,000 associates at National Vision, as our performance stems from their tireless hard work, their resilience and their commitment to a ‘safety-first’ mindset and approach. As we enter the fourth quarter, while significant uncertainty remains, we are off to a strong start as the third quarter comp momentum continued throughout October. Overall, we continue to believe that we are well positioned to navigate the pandemic given our emphasis on safety in our store and supply chain operations and strong financial condition.”
Adjusted Comparable Store Sales Growth, Adjusted EBITDA, Adjusted Operating Income, Adjusted Diluted EPS, Adjusted Operating Margin, Adjusted EBITDA Margin, and EBITDA are not measures recognized under generally accepted accounting principles (“GAAP”). Please see “Non-GAAP Financial Measures” and “Reconciliation of Non-GAAP to GAAP Financial Measures” below for more information.
Third Quarter 2020 Summary
•Net revenue increased 12.4% to $485.4 million from $431.9 million for the third quarter of 2019. The impact from the timing of unearned revenue on net revenue and profitability was immaterial for the third quarter of 2020.
•Comparable store sales growth was 11.6% and Adjusted Comparable Store Sales Growth was 12.4%.
•The Company opened 18 new stores, closed one store, and ended the quarter with 1,201 stores. Overall, store count grew 4.9% from September 28, 2019 to September 26, 2020. In July, the Company entered into an amendment to its existing Management & Services Agreement (“MSA”) with Walmart Inc. that extended the current term and economics of the MSA by three years to February 23, 2024.
•Costs applicable to revenue increased 3.1% to $210.8 million from $204.5 million for the third quarter of 2019. As a percentage of net revenue, costs applicable to revenue decreased 390 basis points to 43.4% from 47.3% for the third quarter of 2019. This decrease as a percentage of net revenue was primarily driven by increased eyeglass mix, higher eyeglass margin, and lower growth in optometrist costs.
•SG&A increased 0.1% to $190.5 million from $190.3 million for the third quarter of 2019. As a percentage of net revenue, SG&A decreased 480 basis points to 39.3% from 44.1% for the third quarter of 2019. This decrease as a percentage of net revenue was primarily driven by lower advertising investment and lower stock-based compensation expense. SG&A for the third quarter of 2020 was impacted by $4.7 million of incremental costs directly related to adapting the Company’s operations during the COVID-19 pandemic, including an individual one-time $250 cash bonus to all front-line associates and the Company’s network of doctors.

•Net income increased 2,860% to $35.3 million compared to net income of $1.2 million for the third quarter of 2019.
•Diluted earnings per share increased 2,782% to $0.42 compared to $0.01 for the third quarter of 2019. Adjusted Diluted EPS increased 226% to $0.54 compared to $0.16 for the third quarter of 2019.
•Adjusted EBITDA increased 89.3% to $88.1 million compared to $46.6 million for the third quarter of 2019. Adjusted EBITDA Margin increased 740 basis points to 18.2% from 10.8% for the third quarter of 2019.
•Adjusted Operating Income increased 160% to $67.7 million compared to $26.1 million for the third quarter of 2019. Adjusted Operating Margin increased 800 basis points to 14.0% from 6.0% for the third quarter of 2019.
Nine-Month Period Highlights
•Net revenue decreased 8.1% to $1.2 billion from $1.3 billion for the same period of 2019.
•Net revenue was negatively impacted by 1.1% due to the timing of unearned revenue.
•Comparable store sales growth was (11.7)% and Adjusted Comparable Store Sales Growth was (11.1)%.
•The Company opened 52 new stores, transitioned five Vision Centers in Walmart stores to its management, closed seven stores, and ended the period with 1,201 stores.
•Costs applicable to revenue decreased 7.9% to $570.1 million from $619.0 million for the same period of 2019. As a percentage of net revenue, costs applicable to revenue increased 10 basis points to 46.9% from 46.8% for the same period of 2019. This increase as a percentage of net revenue was primarily driven by optometrist costs incurred during temporary store closures in response to the COVID-19 pandemic as well as increased contact lens mix, partially offset by higher eyeglass margin.
•SG&A decreased 8.1% to $520.8 million from $566.4 million for the same period of 2019. As a percentage of net revenue, SG&A increased 10 basis points to 42.9% from 42.8% for the same period of 2019. This increase as a percentage of net revenue was primarily driven by store and corporate payroll and occupancy expenses incurred during temporary store closures, partially offset by lower advertising investment. SG&A for the first nine months of 2020 includes $7.8 million of incremental costs directly related to adapting the Company's operations during the COVID-19 pandemic.
•Net income decreased 96% to $1.2 million compared to net income of $28.9 million for the same period of 2019.
•Diluted earnings per share decreased 95.9% to $0.01 compared to $0.35 for the same period of 2019. Adjusted Diluted EPS decreased 36.0% to $0.42 compared to $0.66 for the same period of 2019. The net change in margin on unearned revenue negatively impacted Adjusted Diluted EPS by $(0.11).
•Adjusted EBITDA decreased 13.5% to $134.8 million compared to $155.8 million for the same period of 2019. Adjusted EBITDA Margin decreased 70 basis points to 11.1% from 11.8% for the same period of 2019.
•Adjusted Operating Income decreased 27.0% to $71.4 million compared to $97.8 million for the same period of 2019. Adjusted Operating Margin decreased 150 basis points to 5.9% from 7.4% for the same period of 2019. The net change in margin on unearned revenue negatively impacted Adjusted EBITDA and Adjusted Operating Income by $(11.7) million.
Balance Sheet and Cash Flow Highlights as of September 26, 2020
•The Company’s cash balance was $377.0 million as of September 26, 2020. The Company had no borrowings under its $300.0 million first lien revolving credit facility, exclusive of letters of credit of $5.7 million.
•Total debt was $651.7 million as of September 26, 2020, consisting of outstanding first lien term loans, convertible senior notes and finance lease obligations, net of unamortized discounts.
•Cash flows from operating activities for the first nine months of 2020 were $203.7 million compared to $170.9 million for the same period of 2019.
•Capital expenditures for the first nine months of 2020 totaled $40.8 million compared to $76.5 million for the same period of 2019, primarily due to the timing of new store capital investments.
•The Company believes it has sufficient liquidity to fund operations for at least the next 12 months, given cash on hand, cash expected to be generated from operations, and the cash available through its revolving credit facility.
Fourth Quarter and Fiscal 2020 Outlook
The Company is providing the following outlook for the 14 week and 53 week periods ending January 2, 2021, respectively. For the Company’s fourth quarter and fiscal 2020 outlook, the Company estimates that the 53rd week will contribute approximately $35 million to net revenue with an approximately break-even impact to Adjusted Diluted EPS due to the net change in margin on unearned revenue. The Company’s fourth quarter and fiscal 2020 outlook reflects the currently expected impacts related to COVID-19, however, the ultimate impacts of COVID-19 on the Company’s financial outlook remain uncertain. The outlook shown below assumes no material deterioration to the Company’s current business operations as a result of COVID-19, governmental actions and regulations. Given the uncertainties, dynamic nature, resurgence, and unknown duration of the pandemic, the Company is continuing to evaluate additional measures that may be taken to respond to the impact of COVID-19 on its business.

For the 14 weeks ending January 2, 2021
New Stores	~5
Adjusted Comparable Store Sales Growth[1]	5% - 9%
Net Revenue	$460 - $475 million
Adjusted EBITDA	$42 - $47 million
Adjusted Operating Income	$20 - $25 million
Adjusted Diluted EPS	$0.10 - $0.14

For the 53 weeks ending January 2, 2021
New Stores	~57
Adjusted Comparable Store Sales Growth[1]	(6.4%) - (7.4%)
Net Revenue	$1.675 - $1.690 billion
Adjusted EBITDA	$176.5 - $181.5 million
Adjusted Operating Income	$91 - $96 million
Adjusted Diluted EPS	$0.53 - $0.57
Depreciation and Amortization[2]	~$93 million
Interest[3]	~$32.5 million
Tax Rate[4]	~26%
Capital Expenditures	$75 - $80 million
Incremental COVID-19 Expenses	~$9 million

1 - For the 13 weeks and 52 weeks ending December 26, 2020, respectively
2 - Includes amortization of acquisition intangibles of approximately $1.9 million and $7.4 million for the 14 weeks and 53 weeks ending January 2, 2021 respectively
3 - Before the impact of gains or losses related to hedge ineffectiveness and charges related to amortization of debt discounts and deferred financing costs
4 - Excluding the impact of stock option exercises
The fourth quarter and fiscal 2020 outlook information provided above includes Adjusted EBITDA, Adjusted Operating Income and Adjusted Diluted EPS guidance, which are non-GAAP financial measures management uses in measuring performance. The Company is not able to reconcile these forward-looking non-GAAP measures to GAAP without unreasonable efforts because it is not possible to predict with a reasonable degree of certainty the actual impact of certain items and unanticipated events, including taxes and non-recurring items, which would be included in GAAP results. The impact of such items and unanticipated events could be potentially significant.
The fourth quarter and fiscal 2020 outlook is forward-looking, subject to significant business, economic, regulatory and competitive uncertainties and contingencies, many of which are beyond the control of the Company and its management, and based upon assumptions with respect to future decisions, which are subject to change. Actual results may vary and those variations may be material. As such, the Company’s results may not fall within the ranges contained in its fourth quarter and fiscal 2020 outlook. The Company uses these forward looking measures internally to assess and benchmark its results and strategic plans.

Conference Call Details
A conference call to discuss the third quarter 2020 financial results is scheduled for today, November 5, 2020, at 10:00 a.m. Eastern Time. The U.S. toll free dial-in for the conference call is 866-754-6931 and the international dial-in is 636-812-6625. The conference passcode is 8282008. A live audio webcast of the conference call will be available on the “Investors” section of the Company’s website www.nationalvision.com/investors, where presentation materials will be posted prior to the conference call.
A telephone replay will be available shortly after the broadcast through Thursday, November 12, 2020, by dialing 855-859-2056 from the U.S. or 404-537-3406 from international locations, and entering conference passcode 8282008. A replay of the audio webcast will also be archived on the “Investors” section of the Company’s website.

About National Vision Holdings, Inc.
National Vision Holdings, Inc. is one of the largest optical retail companies in the United States with more than 1,200 retail stores in 44 states plus the District of Columbia and Puerto Rico. With a mission of helping people by making quality eyecare and eyewear more affordable and accessible, the Company operates five retail brands: America’s Best Contacts & Eyeglasses, Eyeglass World, Vision Centers inside select Walmart stores, Vista Opticals inside select Fred Meyer stores and on select military bases, and several e-commerce websites, offering a variety of products and services for customers’ eyecare needs.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934. These statements include, but are not limited to, statements contained under “Fourth Quarter and Fiscal 2020 Outlook” as well as other statements related to our current beliefs and expectations regarding the performance of our industry, the Company’s strategic direction, market position, prospects and future results. You can identify these forward-looking statements by the use of words such as “outlook,” “guidance,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Caution should be taken not to place undue reliance on any forward-looking statement as such statements speak only as of the date when made. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. Forward-looking statements are not guarantees and are subject to various risks and uncertainties, which may cause actual results to differ materially from those implied in the forward-looking statements. Such factors include, but are not limited to, the scale, scope and duration of the novel coronavirus, or COVID-19, pandemic and its resurgence, and the impact of evolving federal, state, and local governmental actions in response thereto; customer behavior in response to the continuing pandemic and its resurgence, and evolving federal, state, and local governmental actions, including the impact of such behavior on in-store traffic and sales; our ability to keep our reopened stores open in a safe and cost-effective manner, or at all, in light of the continuing COVID-19 pandemic and its resurgence, and to open and operate new stores, and to successfully enter new markets in a timely and cost-effective manner; operational disruptions if a significant percentage of our workforce is unable to work or we experience labor shortages, including because of illness or travel or government restrictions in connection with the pandemic; the impact on our business of civil unrest, implementation of curfews and protests in certain locations, and related store closures or damage; our ability to recruit and retain vision care professionals for our stores in general and in light of the pandemic; our ability to develop and maintain relationships with managed vision care companies, vision insurance providers and other third-party payors; our ability to maintain the performance of our host and legacy brands and our current operating relationships with our host and legacy partners; our ability to adhere to extensive state, local and federal vision care and healthcare laws and regulations; our compliance with managed vision care laws and regulations; our ability to maintain sufficient levels of cash flow from our operations to execute or sustain our growth strategy; the loss of, or disruption in the operations of, one or more of our distribution centers and/or optical laboratories, resulting in the inability to fulfill customer orders and deliver our products in a timely manner; risks associated with vendors from whom our products are sourced, including our dependence on a limited number of suppliers; our ability to successfully compete in the highly competitive optical retail industry; any failure, inadequacy, interruption, security failure or breach of our information technology systems; our growth strategy straining our existing resources and causing the performance of our existing stores to suffer; the impact of wage rate increases, inflation, cost increases and increases in raw material prices and energy prices; our ability to successfully implement our marketing, advertising and promotional efforts; risks associated with leasing substantial amounts of space, including future increases in occupancy costs; the impact of certain technological advances, and the greater availability of, or increased consumer preferences for, vision correction alternatives to prescription eyeglasses or contact lenses, and future drug development for the correction of vision-related problems; our ability to retain our existing senior management team and attract qualified new personnel; overall decline in the health of the economy and consumer spending affecting consumer purchases; our ability to manage our inventory balances and inventory shrinkage; seasonal fluctuations in our operating results and inventory levels; our reliance on third-party coverage and reimbursement, including government programs, for an increasing portion of our revenues; risks associated with our e-commerce business; product liability, product recall or personal injury issues; our failure to comply with, or changes in, laws, regulations, enforcement activities and other requirements; the impact of any adverse litigation judgments or settlements resulting from legal proceedings relating to our business operations; risks of losses arising from our investments in technological innovators in the optical retail industry; our ability to adequately protect our intellectual property; our significant amount of indebtedness and our ability to generate sufficient cash flow to satisfy our significant debt service obligations; an increase in interest rates as well as changes in benchmark rates and uncertainty related to the foregoing; restrictions in our credit agreement that limits our flexibility in operating our business; potential dilution to existing stockholders upon the conversion of our convertible notes; and risks related to owning our common stock, including our ability to comply with requirements to design and implement and maintain effective internal controls. Additional information about these and other factors that could cause National Vision’s results to differ materially from those described in the forward-looking statements can be found in filings by National Vision with the Securities and Exchange Commission (“SEC”), including our Annual Report on Form 10-K, our Form 8-K filed on March 19, 2020, our Quarterly Reports on Form 10-Q filed on May 7, 2020, August 6, 2020, and November 5, 2020, and subsequent filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the SEC.
Non-GAAP Financial Measures
To supplement the Company’s financial information presented in accordance with GAAP and aid understanding of the Company’s business performance, the Company uses certain non-GAAP financial measures, namely “EBITDA,” “Adjusted EBITDA,” “Adjusted EBITDA Margin,” “Adjusted Operating Income,” “Adjusted Operating Margin,” “Adjusted Diluted EPS,” “Adjusted SG&A” and “Adjusted SG&A Percent of Net Revenue.” We believe EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Operating Income, Adjusted Operating Margin, Adjusted Diluted EPS, Adjusted SG&A and Adjusted SG&A Percent of Net Revenue assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management believes these non-GAAP financial measures are useful to investors in highlighting trends in our operating performance, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate and capital investments. Management uses these non-GAAP financial measures to supplement GAAP measures of performance in the evaluation of the effectiveness of our business strategies, to make budgeting decisions, to establish discretionary annual incentive compensation and to compare our performance against that of other peer companies using similar measures. Management supplements GAAP results with non-GAAP financial measures to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone.
To supplement the Company’s comparable store sales growth presented in accordance with GAAP, the Company provides “Adjusted Comparable Store Sales Growth,” which is a non-GAAP financial measure we believe is useful because it provides timely and accurate information relating to the two core metrics of retail sales: number of transactions and value of transactions. Management uses Adjusted Comparable Store Sales Growth as the basis for key operating decisions, such as allocation of advertising to particular markets and implementation of special marketing programs. Accordingly, we believe that Adjusted Comparable Store Sales Growth provides timely and accurate information relating to the operational health and overall performance of each brand. We also believe that, for the same reasons, investors find our calculation of Adjusted Comparable Store Sales Growth to be meaningful.
In the first quarter of 2020, we introduced Adjusted Operating Income and Adjusted Operating Margin as measures of performance we will use in connection with Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Diluted EPS. Further, consistent with our presentation of Adjusted Operating Income, we no longer exclude new store pre-opening expenses and non-cash rent from our presentation of Adjusted EBITDA and Adjusted Diluted EPS. See our Form 8-K filed with the SEC on February 26, 2020 for more information.
Beginning with the first quarter of fiscal 2020, the Company updated its definitions of Adjusted EBITDA, Adjusted SG&A, and Adjusted Diluted EPS discussed below, so that they no longer exclude new store pre-opening expenses and non-cash rent.
EBITDA: We define EBITDA as net income (loss), plus interest expense, income tax provision (benefit) and depreciation and amortization.
Adjusted EBITDA: We define Adjusted EBITDA as net income (loss), plus interest expense, income tax provision (benefit) and depreciation and amortization, further adjusted to exclude stock compensation expense, loss on extinguishment of debt, asset impairment, litigation settlement, secondary offering expenses, management realignment expenses, long-term incentive plan expenses, and other expenses.
Adjusted EBITDA Margin: We define Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of net revenue.
Adjusted Operating Income: We define Adjusted Operating Income as net income (loss), plus interest expense and income tax provision (benefit), further adjusted to exclude stock compensation expense, loss on extinguishment of debt, asset impairment, litigation settlement, secondary offering expenses, management realignment expenses, long-term incentive plan expenses, amortization of acquisition intangibles, and other expenses.
Adjusted Operating Margin: We define Adjusted Operating Margin as Adjusted Operating Income as a percentage of net revenue.

Adjusted Diluted EPS: We define Adjusted Diluted EPS as diluted earnings (loss) per share, adjusted for the per share impact of stock compensation expense, loss on extinguishment of debt, asset impairment, litigation settlement, secondary offering expenses, management realignment expenses, long-term incentive plan expenses, amortization of acquisition intangibles, amortization of debt discount and deferred financing costs, losses (gains) on change in fair value of derivatives, other expenses, and tax benefit of stock option exercises, less the tax effect of these adjustments.
Adjusted SG&A: We define Adjusted SG&A as SG&A, adjusted to exclude stock compensation expense, secondary offering expenses, management realignment expenses, long-term incentive plan expenses, and other expenses except for the share of losses on equity method investments.
Adjusted SG&A Percent of Net Revenue: We define Adjusted SG&A Percent of Net Revenue as Adjusted SG&A divided by net revenue.
Adjusted Comparable Store Sales Growth: We measure Adjusted Comparable Store Sales Growth as the increase or decrease in sales recorded by the comparable store base in any reporting period, compared to sales recorded by the comparable store base in the prior reporting period, which we calculate as follows: (i) sales are recorded on a cash basis (i.e., when the order is placed and paid for or submitted to a managed care payor, compared to when the order is delivered), utilizing cash basis point of sale information from stores; (ii) stores are added to the calculation during the 13th full fiscal month following the store’s opening; (iii) closed stores are removed from the calculation for time periods that are not comparable; (iv) sales from partial months of operation are excluded when stores do not open or close on the first day of the month; and (v) when applicable, we adjust for the effect of the 53rd week. Quarterly, year-to-date and annual adjusted comparable store sales are aggregated using only sales from all whole months of operation included in both the current reporting period and the prior reporting period. When a partial month is excluded from the calculation, the corresponding month in the subsequent period is also excluded from the calculation. There may be variations in the way in which some of our competitors and other retailers calculate comparable store sales. As a result, our adjusted comparable store sales may not be comparable to similar data made available by other retailers. We did not adjust our calculation of Adjusted Comparable Store Sales Growth for the temporary closure of our stores to the public as a result of the COVID-19 pandemic.
EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Operating Income, Adjusted Operating Margin, Adjusted Diluted EPS, Adjusted SG&A, Adjusted SG&A Percent of Net Revenue, and Adjusted Comparable Store Sales Growth are not recognized terms under GAAP and should not be considered as an alternative to net income, the ratio of net income to net revenue as a measure of financial performance, SG&A, the ratio of SG&A to net revenue as a measure of financial performance, cash flows provided by operating activities as a measure of liquidity, comparable store sales growth as a measure of operating performance, or any other performance measure derived in accordance with GAAP. Additionally, these measures are not intended to be a measure of free cash flow available for management’s discretionary use as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. The presentations of these measures have limitations as analytical tools and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Because not all companies use identical calculations, the presentations of these measures may not be comparable to other similarly titled measures of other companies and can differ significantly from company to company.
Please see “Reconciliation of Non-GAAP to GAAP Financial Measures” below for reconciliations of non-GAAP financial measures used in this release to their most directly comparable GAAP financial measures.

National Vision Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
As of September 26, 2020 and December 28, 2019
In Thousands, Except Par Value Information
(Unaudited)

ASSETS	As of September 26, 2020	As of December 28, 2019
Current assets:
Cash and cash equivalents	$377,007	$39,342
Accounts receivable, net	49,678	44,475
Inventories	111,700	127,556
Prepaid expenses and other current assets	17,050	23,266
Total current assets	555,435	234,639

Property and equipment, net	330,356	366,767
Other assets:
Goodwill	777,613	777,613
Trademarks and trade names	240,547	240,547
Other intangible assets, net	51,384	56,940
Right of use assets	335,860	348,090
Other assets	16,318	8,129
Total non-current assets	1,752,078	1,798,086
Total assets	$2,307,513	$2,032,725
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$68,629	$40,782
Other payables and accrued expenses	125,278	82,829
Unearned revenue	44,723	28,002
Deferred revenue	56,846	55,870
Current maturities of long-term debt and finance lease obligations	3,537	13,759
Current operating lease obligations	57,036	51,937
Total current liabilities	356,049	273,179

Long-term debt and finance lease obligations, less current portion and debt discount	648,138	555,933
Non-current operating lease obligations	320,155	331,769
Other non-current liabilities:
Deferred revenue	20,773	21,530
Other liabilities	23,686	13,731
Deferred income taxes, net	73,749	60,146
Total other non-current liabilities	118,208	95,407
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value; 200,000 shares authorized; 81,917 and 80,603 shares issued as of September 26, 2020 and December 28, 2019, respectively; 80,989 and 79,678 shares outstanding as of September 26, 2020 and December 28, 2019, respectively	818	805
Additional paid-in capital	790,188	700,121
Accumulated other comprehensive loss	(5,944)	(3,814)
Retained earnings	107,801	107,132
Treasury stock, at cost; 928 and 925 shares as of September 26, 2020 and December 28, 2019, respectively	(27,900)	(27,807)
Total stockholders’ equity	864,963	776,437
Total liabilities and stockholders’ equity	$2,307,513	$2,032,725

National Vision Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations and Comprehensive Income
For the Three and Nine Months Ended September 26, 2020 and September 28, 2019
In Thousands, Except Earnings Per Share
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 26, 2020	September 28, 2019	September 26, 2020	September 28, 2019
Revenue:
Net product sales	$403,336	$355,789	$1,005,884	$1,096,482
Net sales of services and plans	82,017	76,113	209,180	226,086
Total net revenue	485,353	431,902	1,215,064	1,322,568
Costs applicable to revenue (exclusive of depreciation and amortization):
Products	148,274	144,518	402,279	444,177
Services and plans	62,535	59,984	167,864	174,801
Total costs applicable to revenue	210,809	204,502	570,143	618,978
Operating expenses:
Selling, general and administrative expenses	190,518	190,290	520,841	566,444
Depreciation and amortization	22,236	22,336	68,970	63,570
Asset impairment	7,150	3,516	20,916	7,387
Litigation settlement	—	—	4,395	—
Other expense (income), net	(154)	146	(312)	975
Total operating expenses	219,750	216,288	614,810	638,376
Income from operations	54,794	11,112	30,111	65,214
Interest expense, net	12,475	7,873	35,432	25,902
Debt issuance costs	—	—	136	—
Loss on extinguishment of debt	—	9,786	—	9,786
Earnings (loss) before income taxes	42,319	(6,547)	(5,457)	29,526
Income tax provision (benefit)	7,030	(7,739)	(6,655)	647
Net income	$35,289	$1,192	$1,198	$28,879

Earnings per share:
Basic	$0.44	$0.02	$0.01	$0.37
Diluted	$0.42	$0.01	$0.01	$0.35
Weighted average shares outstanding:
Basic	80,676	78,474	80,376	78,387
Diluted	83,795	81,561	82,718	81,510

Comprehensive income:
Net income	$35,289	$1,192	$1,198	$28,879
Unrealized gain (loss) on hedge instruments	1,894	681	(2,853)	(2,837)
Tax provision (benefit) of unrealized gain (loss) on hedge instruments	483	175	(723)	(727)
Comprehensive income (loss)	$36,700	$1,698	$(932)	$26,769

National Vision Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
For the Nine Months Ended September 26, 2020 and September 28, 2019
In Thousands
(Unaudited)

	Nine Months Ended
	September 26, 2020	September 28, 2019
Cash flows from operating activities:
Net income	$1,198	$28,879
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	68,970	63,570
Amortization of debt discount and deferred financing costs	7,248	1,071
Asset impairment	20,916	7,387
Deferred income tax expense (benefit)	(6,735)	651
Stock based compensation expense	8,335	10,840
Losses (gains) on change in fair value of derivatives	4,596	—
Inventory adjustments	3,502	3,065
Credit loss expense	482	6,265
Loss on extinguishment of debt	—	9,786
Other	1,665	1,963
Changes in operating assets and liabilities:
Accounts receivable	(5,685)	(6,023)
Inventories	12,354	1,063
Other assets	2,538	11,373
Accounts payable	27,847	1,694
Deferred revenue	219	7,068
Other liabilities	56,266	22,286
Net cash provided by operating activities	203,716	170,938
Cash flows from investing activities:
Purchase of property and equipment	(40,837)	(76,472)
Other	323	564
Net cash used for investing activities	(40,514)	(75,908)
Cash flows from financing activities:
Borrowings on long-term debt, net of discounts	548,769	566,550
Repayments on long-term debt	(369,269)	(564,300)
Proceeds from exercise of stock options	10,478	9,992
Purchase of treasury stock	(93)	(25,000)
Payments of debt issuance costs	(12,462)	(2,930)
Payments on finance lease obligations	(2,517)	(2,054)
Net cash provided by (used for) financing activities	174,906	(17,742)
Net change in cash, cash equivalents and restricted cash	338,108	77,288
Cash, cash equivalents and restricted cash, beginning of year	40,307	17,998
Cash, cash equivalents and restricted cash, end of period	$378,415	$95,286

Supplemental cash flow disclosure information:
Cash paid for interest	$19,508	$25,182
Capital expenditures accrued at the end of the period	$13,516	$13,808
Right of use assets acquired under finance leases	$1,257	$9,551
Right of use assets acquired under operating leases	$45,154	$84,643

National Vision Holdings, Inc. and Subsidiaries
Reconciliation of Non-GAAP to GAAP Financial Measures
For the Three and Nine Months Ended September 26, 2020 and September 28, 2019
In Thousands, Except Per Share Information
(Unaudited)

Reconciliation of Adjusted Operating Income to Net Income
	Three Months Ended				Nine Months Ended
In thousands	September 26, 2020		September 28, 2019		September 26, 2020		September 28, 2019
Net income	$35,289	7.3%	$1,192	0.3%	$1,198	0.1%	$28,879	2.2%
Interest expense	12,475	2.6%	7,873	1.8%	35,432	2.9%	25,902	2.0%
Income tax provision (benefit)	7,030	1.4%	(7,739)	(1.8)%	(6,655)	(0.5)%	647	—%
Stock compensation expense (a)	2,890	0.6%	6,123	1.4%	8,335	0.7%	10,840	0.8%
Loss on extinguishment of debt (b)	—	—%	9,786	2.3%	—	—%	9,786	0.7%
Asset impairment (c)	7,150	1.5%	3,516	0.8%	20,916	1.7%	7,387	0.6%
Litigation settlement (d)	—	—%	—	—%	4,395	0.4%	—	—%
Secondary offering expenses (e)	—	—%	401	0.1%	26	—%	406	—%
Management realignment expenses (f)	—	—%	—	—%	—	—%	2,155	0.2%
Long-term incentive plan (g)	—	—%	1,108	0.3%	—	—%	1,830	0.1%
Amortization of acquisition intangibles (h)	1,851	0.4%	1,851	0.4%	5,554	0.5%	5,553	0.4%
Other (k)	1,057	0.2%	1,956	0.5%	2,180	0.2%	4,423	0.3%
Adjusted Operating Income / Adjusted Operating Margin	$67,742	14.0%	$26,067	6.0%	$71,381	5.9%	$97,808	7.4%
Note: Percentages reflect line item as a percentage of net revenue, adjusted for rounding Some of the percentage totals in the table above do not foot due to rounding differences

Reconciliation of EBITDA and Adjusted EBITDA to Net Income
	Three Months Ended				Nine Months Ended
In thousands	September 26, 2020		September 28, 2019		September 26, 2020		September 28, 2019
Net income	$35,289	7.3%	$1,192	0.3%	$1,198	0.1%	$28,879	2.2%
Interest expense	12,475	2.6%	7,873	1.8%	35,432	2.9%	25,902	2.0%
Income tax provision (benefit)	7,030	1.4%	(7,739)	(1.8)%	(6,655)	(0.5)%	647	—%
Depreciation and amortization	22,236	4.6%	22,336	5.2%	68,970	5.7%	63,570	4.8%
EBITDA	77,030	15.9%	23,662	5.5%	98,945	8.1%	118,998	9.0%

Stock compensation expense (a)	2,890	0.6%	6,123	1.4%	8,335	0.7%	10,840	0.8%
Loss on extinguishment of debt (b)	—	—%	9,786	2.3%	—	—%	9,786	0.7%
Asset impairment (c)	7,150	1.5%	3,516	0.8%	20,916	1.7%	7,387	0.6%
Litigation settlement (d)	—	—%	—	—%	4,395	0.4%	—	—%
Secondary offering expenses (e)	—	—%	401	0.1%	26	—%	406	—%
Management realignment expenses (f)	—	—%	—	—%	—	—%	2,155	0.2%
Long-term incentive plan (g)	—	—%	1,108	0.3%	—	—%	1,830	0.1%
Other (k)	1,057	0.2%	1,956	0.5%	2,180	0.2%	4,423	0.3%
Adjusted EBITDA / Adjusted EBITDA Margin	$88,127	18.2%	$46,552	10.8%	$134,797	11.1%	$155,825	11.8%
Note: Percentages reflect line item as a percentage of net revenue, adjusted for rounding Some of the percentage totals in the table above do not foot due to rounding differences

Reconciliation of Adjusted Diluted EPS to Diluted EPS
	Three Months Ended		Nine Months Ended
In thousands, except per share amounts	September 26, 2020	September 28, 2019	September 26, 2020	September 28, 2019
Diluted EPS	$0.42	$0.01	$0.01	$0.35
Stock compensation expense (a)	0.03	0.08	0.10	0.13
Loss on extinguishment of debt (b)	—	0.12	—	0.12
Asset impairment (c)	0.09	0.04	0.25	0.09
Litigation settlement (d)	—	—	0.05	—
Secondary offering expenses (e)	—	—	—	—
Management realignment expenses (f)	—	—	—	0.03
Long-term incentive plan (g)	—	0.01	—	0.02
Amortization of acquisition intangibles (h)	0.02	0.02	0.07	0.07
Amortization of debt discount and deferred financing costs (i)	0.05	—	0.09	0.01
Losses (gains) on change in fair value of derivatives (j)	—	—	0.06	—
Other (k)	0.01	0.02	0.03	0.05
Tax benefit of stock option exercises (l)	(0.04)	(0.08)	(0.07)	(0.09)
Tax effect of total adjustments (m)	(0.05)	(0.08)	(0.16)	(0.14)
Adjusted Diluted EPS	$0.54	$0.16	$0.42	$0.66

Weighted average diluted shares outstanding	83,795	81,561	82,718	81,510
Note: Some of the totals in the table above do not foot due to rounding differences

Reconciliation of Adjusted SG&A and Adjusted SG&A Percent of Net Revenue to SG&A
	Three Months Ended				Nine Months Ended
In thousands	September 26, 2020		September 28, 2019		September 26, 2020		September 28, 2019
SG&A	$190,518	39.3%	$190,290	44.1%	$520,841	42.9%	$566,444	42.8%
Stock compensation expense (a)	2,890	0.6%	6,123	1.4%	8,335	0.7%	10,840	0.8%
Secondary offering expenses (e)	—	—%	401	0.1%	26	—%	406	—%
Management realignment expenses (f)	—	—%	—	—%	—	—%	2,155	0.2%
Long-term incentive plan (g)	—	—%	1,108	0.3%	—	—%	1,830	0.1%
Other (n)	1,057	0.2%	1,727	0.4%	2,180	0.2%	3,187	0.2%
Adjusted SG&A/ Adjusted SG&A Percent of Net Revenue	$186,571	38.4%	$180,931	41.9%	$510,300	42.0%	$548,026	41.4%
Note: Percentages reflect line item as a percentage of net revenue Some of the percentage totals in the table above do not foot due to rounding differences

(a)Non-cash charges related to stock-based compensation programs, which vary from period to period depending on the timing of awards and performance vesting conditions.
(b)Reflects write-off of deferred financing fees related to the extinguishment of debt.
(c)Reflects write-off of property, equipment and lease related assets on closed or underperforming stores.
(d)Expenses associated with settlement of litigation. See Note 10. “Commitments and Contingencies” for further details.
(e)Expenses related to our secondary public offerings for the three and nine months ended September 28, 2019 and September 29, 2018, respectively.
(f)Expenses related to a non-recurring management realignment described in the Current Report on Form 8-K filed with the SEC on January 10, 2019.
(g)Expenses pursuant to a long-term incentive plan for non-executive employees who were not participants in the management equity plan for fiscal year 2019. This plan was effective in 2014 following the KKR Acquisition.
(h)Amortization of the increase in carrying values of finite-lived intangible assets resulting from the application of purchase accounting to the KKR Acquisition.

(i)Amortization of debt discount is associated with the amortization of the conversion feature related to the convertible notes and amortization of deferred financing costs relate to the convertible note, term loan and revolving credit facility borrowings. Amortization of debt discount and deferred financing costs in aggregate total $4.5 million and $0.2 million for the three months ended September 26, 2020 and September 28, 2019, respectively, and $7.2 million and $1.1 million for the nine months ended September 26, 2020 and September 28, 2019, respectively.
(j)Reflects $0.3 million of gains recognized in interest expense on change in fair value of de-designated hedges for the three months ended September 26, 2020 and $4.6 million of losses for the nine months ended September 26, 2020.
(k)Other adjustments include amounts that management believes are not representative of our operating performance (amounts in brackets represent reductions in Adjusted Operating Income, Adjusted Diluted EPS and Adjusted EBITDA), including our share of losses on equity method investments of $0.2 million for the three months ended September 28, 2019 and $1.2 million for the nine months ended September 28, 2019; the amortization impact of adjustments related to the KKR Acquisition, (e.g., fair value of leasehold interests) of $0.1 million for each of the three months ended September 26, 2020 and September 28, 2019, respectively, and $0.4 million and $0.3 million for the nine months ended September 26, 2020 and September 28, 2019, respectively; costs of severance and relocation of $0.6 million and $1.0 million for the three months ended September 26, 2020 and September 28, 2019, respectively, and $1.1 million and $1.8 million for the nine months ended September 26, 2020 and September 28, 2019, respectively; excess payroll taxes related to stock option exercises of $0.2 million and $0.5 million for the three months ended September 26, 2020 and September 28, 2019, respectively, and $0.6 million for each of the nine months ended September 26, 2020 and September 28, 2019; incremental costs directly related to adapting the Company’s operations during the COVID-19 pandemic of $0.6 million for the nine months ended September 26, 2020; and other expenses and adjustments totaling $0.1 million and $0.2 million for the three months ended September 26, 2020 and September 28, 2019, respectively, and $(0.5) million and $0.5 million for the nine months ended September 26, 2020 and September 28, 2019, respectively.
(l)Tax benefit associated with accounting guidance requiring excess tax benefits related to stock option exercises to be recorded in earnings as discrete items in the reporting period in which they occur.
(m)Represents the income tax effect of the total adjustments at our combined statutory federal and state income tax rates.
(n)Reflects other expenses in (k) above, except for our share of losses on equity method investments of $0.2 million for the three months ended September 28, 2019 and $1.2 million for the nine months ended September 28, 2019.

Reconciliation of Adjusted Comparable Store Sales Growth to Total Comparable Store Sales Growth
	Comparable store sales growth(a)
	Three Months Ended		Nine Months Ended
	September 26, 2020	September 28, 2019	September 26, 2020	September 28, 2019	Q4 Outlook	2020 Outlook
Owned & Host segment
America’s Best	13.6%	6.7%	(10.4)%	6.5%
Eyeglass World	18.4%	5.2%	(8.6)%	5.7%
Military	(4.6)%	2.5%	(20.2)%	(0.7)%
Fred Meyer	(7.8)%	(2.8)%	(24.6)%	(6.1)%
Legacy segment	3.3%	5.7%	(15.4)%	2.5%

Total comparable store sales growth	11.6%	5.7%	(11.7)%	5.5%	5.5 - 9.5%	(6.6) - (7.6%)
Adjusted Comparable Store Sales Growth(b)	12.4%	6.2%	(11.1)%	5.6%	5 - 9%	(6.4) - (7.4%)
(a)Total comparable store sales based on consolidated net revenue excluding the impact of (i) Corporate/Other segment net revenue, (ii) sales from stores opened less than 13 months, (iii) stores closed in the periods presented, (iv) sales from partial months of operation when stores do not open or close on the first day of the month and (v) if applicable, the impact of a 53rd week in a fiscal year. Brand-level comparable store sales growth is calculated based on cash basis revenues consistent with what the CODM reviews, and consistent with reportable segment revenues presented in Note 11. “Segment Reporting” in our unaudited condensed consolidated financial statements included in Part 1. Item 1. in our Quarterly Report on Form 10-Q, with the exception of the Legacy segment, which is adjusted as noted in clause (b) (ii) below.
(b)There are two differences between total comparable store sales growth based on consolidated net revenue and Adjusted Comparable Store Sales Growth: (i) Adjusted Comparable Store Sales Growth includes the effect of deferred and unearned revenue as if such revenues were earned at the point of sale, resulting in the following changes from total comparable store sales growth based on consolidated net revenue: an increase of 0.9% and an increase of 0.6% for the three months ended September 26, 2020 and September 28, 2019, respectively, an increase of 0.5% and an increase of 0.3% for the nine months ended September 26, 2020 and September 28, 2019, respectively; and (ii) Adjusted Comparable Store Sales Growth includes retail sales to the Legacy partner’s customers (rather than the revenues recognized consistent with the management & services agreement with the legacy partner), resulting the following changes from total comparable store sales growth based on consolidated net revenue: a decrease of 0.1% and a decrease of 0.1% for the three months ended September 26, 2020 and September 28, 2019, respectively, and an increase of 0.1% and a decrease of 0.2% for the nine months ended September 26, 2020 and September 28, 2019, respectively.

Investors:

National Vision Holdings, Inc.
David Mann, CFA, Vice President of Investor Relations
(470) 448-2448
investor.relations@nationalvision.com

Media:

National Vision Holdings, Inc.
Kristina Gross, Vice President of Communications
(470) 448-2355
media@nationalvision.com